Filed Pursuant to Rule 433

Registration No. 333-287060

VivoPower Closes First Phase of US$121 Million Private Placement

LONDON, June 20, 2025 — VivoPower International PLC (NASDAQ: VVPR) (“VivoPower” or the “Company”) today announced that it has closed the first phase of the previously announced US$121 million investment round led by His Royal Highness Prince Abdulaziz bin Turki bin Talal Al Saud, and including a consortium of non-U.S. investors pursuant to Regulation S under the U.S. Securities Act of 1933. This first phase is equivalent to gross proceeds of US$60.5 million.

The closing was completed within existing authorized share capital parameters. The remaining 50% is expected to close shortly subject to shareholder approval to increase authorized share capital.

Proceeds will support VivoPower’s Ripple and XRP-focused treasury and decentralized finance solutions strategy and broader transformation initiatives.

The private offering was made only to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Any securities described in this press release have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) except in transactions registered under the Securities Act or exempt from, or not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws. Any share issuance under Regulation S cannot be sold for at least 40 days post registration and consummation of the transactions contemplated hereby are conditioned upon the sale and purchase agreements (Subscription Agreements) not having been validly terminated in accordance with their terms, which include but are not limited to material adverse change for the Company including in relation to its securities, delisting or suspension of the Company’s shares and non-performance of obligations by either the Company or the investors.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States or any other jurisdiction.

About VivoPower

VivoPower International PLC (NASDAQ: VVPR) is undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. An award-winning global sustainable energy solutions B Corporation, VivoPower has two business units, Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

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